UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 8, 2009
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland (State or Other Jurisdiction of Incorporation)	20-0191742 (IRS. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL (Address of principal executive offices)	35242 (Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 7.01. Regulation FD Disclosure
SIGNATURE
Item 7.01. Regulation FD Disclosure.
On January 7, 2009, Medical Properties Trust, Inc. (the “Company”) commenced a public offering of shares of its common stock. The preliminary prospectus, dated January 7, 2009, by which the common stock is being offered includes the following information under the heading “Recent Developments”:
In March 2008, we agreed to acquire a portfolio of 20 healthcare properties from HCP, Inc. and certain of its subsidiaries. To fund a portion of this acquisition, we completed an offering of 12,650,000 shares of our common stock during the first quarter of 2008 raising $128.2 million of net proceeds and a concurrent private placement by our operating partnership, MPT Operating Partnership, L.P., of $82.0 million in aggregate principal amount of exchangeable senior notes. During the second and third quarters of 2008, we completed the acquisition of this portfolio at an aggregate purchase price of $357.2 million. The properties in this portfolio are leased to seven operators under triple-net leases.
In May 2008, we completed the sale of three rehabilitation facilities to Vibra Healthcare and realized proceeds from the sale and related lease termination fees and loan partial pre-payment totaling $105.0 million, including $7.0 million in early lease termination fees and $8.0 million of a loan partial prepayment. We realized a total gain on the sale of these facilities of approximately $9.3 million and we wrote off approximately $9.5 million in related straight-line rent receivable upon completion of the sales. Income from these properties is reflected as income from discontinued operations in our unaudited consolidated financial statements for the nine months ended September 30, 2008.
Also in May 2008, we acquired a long-term acute care hospital in Detroit, Michigan at a cost of $10.8 million from an unrelated party and entered into a triple-net operating lease for this facility with Vibra Healthcare. In June 2008, the operator of our River Oaks Medical Center, located on two separate campuses in Houston, Texas, ceased operations and entered bankruptcy proceedings. We purchased this facility for approximately $40 million in August 2007 and leased it back to the operator, an affiliate of Hospital Partners of America, Inc., or HPA. We have terminated this lease and are currently exploring possibilities regarding the sale of or releasing the two campuses. At the time of lease termination, we held approximately $6.0 million in cash as additional security. There can be no assurance that we will be successful in selling or releasing either of the two campuses.
Also in June 2008, we entered into a new $30 million term loan agreement to help fund a portion of the HCP portfolio acquisition described above. The term loan matures in November 2010 and the maximum amount of borrowings may be increased, subject to market conditions, to $75.0 million. The term loan bears interest at a floating rate of 400 basis points in excess of the London interbank rate.
In addition, in June 2008, we entered into a $60 million financing arrangement with affiliates of Prime Healthcare Services relating to three Southern California hospital campuses newly acquired by Prime Healthcare Services. These hospitals were the Encino campus of the Encino-Tarzana Medical Center, the Garden Grove Hospital and Medical Center, and the San Dimas Community Hospital. The financing arrangement, which provided for an initial yield of 10.5%, was subsequently restructured as a sale-leaseback transaction with Prime, at an identical initial yield and an initial term of 10 years.
In September 2008, River Oaks Medical Center in Houston, Texas was damaged by Hurricane Ike. Our insurance policies are expected to cover a significant portion of these damages, although the cost of returning the assets to their previous condition has not yet been determined. Our policies have a deductible of approximately $1.2 million.
In November 2008, we entered into a new long-term lease agreement with an affiliate of Prime Healthcare Services for our Shasta Regional Medical Center in Redding, California, replacing the previous operator of this facility, an affiliate of HPA. The terms of the new lease contain participation features, including an ownership interest in the new operator, which has also agreed to a $3 million increase in the value of the real estate from $60 million to $63 million. We are also currently considering alternatives for the restructuring of our investment in DSI of Bucks County Comprehensive Breast Care Institute, an acute care hospital with adjoining medical office building. We recently entered into a non-binding letter of intent with a proposed new operator for this facility, although no definitive agreement has yet been reached. There can be no assurance that we will be successful in restructuring our investment in this facility.
As previously disclosed, in November 2008, we reached an agreement in principle for the sale of one of our rehabilitation hospitals for cash proceeds that would include up to approximately $2 million or $0.03 per share in early lease termination fees. Subsequently, the prospective purchaser elected not to complete the transaction and we currently intend to retain our existing lease arrangement with this hospital’s operator.
This disclosure is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. An offering, if any, will be made solely by means of a preliminary prospectus supplement and an accompanying prospectus.
The information in this Item 7.01 is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general language in such filings.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
	By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: January 8, 2009